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Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-213625

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective under the Securities Act of 1933, as amended, by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the Notes and are not soliciting an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 22, 2017

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 30, 2016)

$

% Fixed-to-Floating Rate Subordinated Notes due 2027

                We are offering $            aggregate principal amount of        % fixed-to-floating rate subordinated notes due 2027 (the "Notes") pursuant to this prospectus supplement and the accompanying prospectus. The Notes will mature on                    , 2027. From and including the date of issuance to, but excluding                    , 2022, the Notes will bear interest at an initial fixed rate of        % per annum, payable semi-annually in arrears on                    and                    of each year, commencing on                    , 2017. From and including                    , 2022 to but excluding the maturity date or the date of earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus            basis points (      %), payable quarterly in arrears on                    ,        ,             and            of each year, commencing on                    , 2022. Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

                We may, at our option, beginning with the interest payment date of                    , 2022 and on any interest payment date thereafter, redeem the Notes, in whole or in part. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under "Description of the Notes—Redemption" in this prospectus supplement. The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. Any redemption of the Notes prior to maturity will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to the extent then required under applicable laws or regulations, including capital regulations.

                The Notes will be unsecured and will rank equal in right of payment with all other unsecured subordinated indebtedness of Heritage Commerce Corp issued in the future under the indenture governing the Notes. There is no sinking fund for the Notes. The Notes will be subordinated in right of payment to all current and future senior indebtedness of Heritage Commerce Corp, including all of its general creditors, and the Notes will be structurally subordinated to all of its subsidiaries' existing and future indebtedness and other obligations. The Notes are obligations of Heritage Commerce Corp only and are not obligations of, and are not guaranteed by, any of Heritage Commerce Corp's subsidiaries, including Heritage Bank Commerce ("HBC"). The holders of the Notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a bankruptcy, receivership, insolvency, liquidation, or similar proceeding.

                The Notes will not be listed on any securities exchange or quoted on any automatic quotation system. Currently, there is no public trading market for the Notes.

	Per Note	Total
Price to public(1)%		$
Underwriting discounts	%	$
Proceeds to us, before expenses	%	$

(1)
Plus accrued interest, if any, from the original issue date. The underwriters will also be reimbursed for certain expenses incurred in this offering. See "Underwriting" in this prospectus supplement.

                Investing in the Notes involves risks. Before investing in the Notes, potential purchasers of the Notes should consider the information set forth in the "Risk Factors" section beginning on page S-15 and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

                The Notes will not be savings accounts, deposits or other obligations of our subsidiary bank, HBC, or any of our non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") or any other government agency or instrumentality.

                None of the U.S. Securities and Exchange Commission (the "SEC"), the FDIC, the Federal Reserve, the California Department of Business Oversight (the "DBO") or any state securities commission or any other bank regulatory agency has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company (which, along with its successors, we refer to as "DTC"), and its direct participants, against payment therefor in immediately available funds, on or about                    , 2017.

Lead Book Running Manager	Passive Book Running Manager
SANDLER O'NEILL + PARTNERS, L.P.	KEEFE, BRUYETTE & WOODS
A STIFEL COMPANY

Prospectus Supplement dated                    , 2017

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to the "Company," "we," "our," "us" or similar terms refer to Heritage Commerce Corp, together, when appropriate, with its subsidiaries. References to "Heritage" refer to Heritage Commerce Corp and not to any of its subsidiaries. References to "HBC" or the "Bank" refer to Heritage Bank of Commerce, which is our wholly owned bank subsidiary.

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading "Where You Can Find More Information" in this prospectus supplement before making an investment decision.

              To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

              In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. Neither we nor the underwriters have authorized any other person to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

              We and the underwriters are not offering to sell nor seeking offers to buy the Notes in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

 WHERE YOU CAN FIND MORE INFORMATION

              We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is listed on the NASDAQ Global Select Market, and these reports, proxy statements and other information are also available for inspection at the offices of the NASDAQ Stock Market, Inc. located at 1735 K Street, NW, Washington, D.C. 20006.

              The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement, and any information filed with the SEC by us after the date of this prospectus supplement until the completion of the offering of the Notes or until we terminate the offering of the Notes will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information in such documents that is not deemed to be filed) of the Company:

  •
  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  Portions of the Company's Definitive Proxy Statement on Schedule 14A for the 2017 annual meeting of shareholders incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  Quarterly Report on Form10-Q for the three months ended March 31, 2017; and

  •
  Current Reports on Form 8-K (other than those portions furnished under Items 2.02 or 7.01 of Form 8-K) filed February 15, 2017, March 28, 2017, and May 9, 2017.

              We also incorporate by reference any future filings (other than any information contained in such filings that is deemed "furnished" in accordance with SEC rules, including but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits) made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the completion of the offering of the Notes or until we terminate the offering of the Notes.

              We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus, other than exhibits which are not specifically incorporated by reference into such documents by addressing your request to:

Heritage Commerce Corp
Corporate Secretary
150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900

              You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

              Some of the statements contained in this prospectus supplement or the accompanying prospectus, including documents incorporated by reference herein and therein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act, which are subject to the "safe harbor" created by those sections. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "goal," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential," "continue" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Accordingly, you should not place undue reliance on any such forward-looking statements. Such risks and uncertainties include, among others, the following possibilities:

  •
  current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, high unemployment rates and overall slowdowns in economic growth should these events occur;

  •
  effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board;

  •
  changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources;

  •
  volatility in credit and equity markets and its effect on the global economy;

  •
  changes in the competitive environment among financial or bank holding companies and other financial service providers;

  •
  changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits;

  •
  our ability to develop and promote customer acceptance of new products and services in a timely manner;

  •
  risks associated with concentrations in real estate related loans;

  •
  an oversupply of inventory and deterioration in values of California commercial real estate;

  •
  a prolonged slowdown in construction activity;

  •
  other than temporary impairment charges to our securities portfolio;

  •
  changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Company's allowance for loan losses and the Company's provision for loan losses;

  •
  our ability to raise capital or incur debt on reasonable terms;

  •
  regulatory limits on HBC's ability to pay dividends to Heritage;

  •
  changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

  •
  operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

  •
  our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, "denial of service" attacks, "hacking" and identity theft;

  •
  inability of our framework to manage risks associated with our business, including operational risk and credit risk;

  •
  risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs;

  •
  effect and uncertain impact on the Company of the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation;

  •
  effect of lower corporate tax rates if enacted on the Company's deferred tax asset;

  •
  significant changes in applicable laws and regulations, including those concerning taxes, banking and securities;

  •
  effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

  •
  availability of and competition for acquisition opportunities;

  •
  risks associated with merger and acquisition integration;

  •
  risks resulting from domestic terrorism;

  •
  risks of natural disasters and other events beyond our control; and

  •
  our success in managing the risks involved in the foregoing factors.

              The foregoing factors should not be construed as exhaustive. Any forward-looking statements made in this prospectus supplement or the accompanying prospectus or in any documents incorporated by reference herein or therein, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference in this prospectus supplement. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

              The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Company Overview

              Heritage Commerce Corp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve"). As of March 31, 2017, we had consolidated total assets of approximately $2.64 billion, total loans of approximately $1.51 billion, total deposits of approximately $2.33 billion and shareholders' equity of approximately $263.9 million. We had 269 full-time equivalent employees as of March 31, 2017.

              We provide a wide range of banking services through HBC, our wholly-owned subsidiary. HBC is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. HBC is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. It operates through 11 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay Area of California in the counties of Santa Clara, Alameda, Contra Costa and San Benito. Its market includes the headquarters of a number of technology based companies in the region commonly known as "Silicon Valley."

              HBC lending activities are diversified and include commercial, real estate, construction and land development, consumer, and Small Business Administration loans. HBC generally lends in markets where it has a physical presence through its branch offices. HBC attracts deposits throughout its market area with a customer-oriented product mix, competitive pricing and convenient locations. We offer a wide range of deposit products for business banking and retail markets, and a multitude of other products and services to complement our lending and deposit services. Through HBC's corporate finance division and Bay View Funding, we offer asset-based loans and business-essential working capital factor financing, respectively, to various industries throughout the United States.

              HBC is subject to supervision and regulation by the California Department of Business Oversight ("DBO"), the Federal Reserve and to a lesser extent by the Federal Deposit Insurance Corporation ("FDIC"), as its deposit insurer. HBC's deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

              We have grown over the past five years through the acquisitions discussed below, as well as through organic growth.

              Focus Business Bank.    On August 20, 2015, we completed the acquisition of Focus Business Bank ("Focus Bank") for an aggregate transaction value of $66.6 million. We acquired from Focus Bank total assets, at fair value, of approximately $438.8 million, loans (including loans held for sale) of $174.8 million, at fair value, and deposits of $405.1 million, at fair value. We issued approximately 5,456,713 shares of our common stock to Focus Bank shareholders, at an exchange ratio of 1.8235 shares of Heritage Commerce Corp common stock per Focus Bank share.

              Bay View Funding.    On November 1, 2014, the Company acquired CSNK Working Capital Finance Corp, d/b/a "Bay View Funding" for approximately $22.52 million.

              The Company's principal executive office is located at 150 Almaden Boulevard, San Jose, California, 95113, and our telephone number is (408) 947-6900. Our website can be found at www.heritagecommercecorp.com. The contents of our website are not incorporated into this prospectus supplement or the accompanying prospectus. Additional information about the Company is included in documents incorporated by reference in this prospectus supplement. See "Where You Can Find More Information".

THE OFFERING

              The following description contains basic information about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled "Description of the Notes."

Issuer	Heritage Commerce Corp
Securities offered	% Fixed-to-Floating Rate Subordinated Notes due 2027
Aggregate principal amount	$
Issue price	%
Maturity date	The Notes will mature on , 2027
Interest rate	From and including the issue date to but excluding , 2022, a fixed per annum rate of %.

From and including                        , 2022 to but excluding the maturity date or the date of earlier redemption, a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus            basis points (        %); provided, however, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. For any determination date, "LIBOR" means the rate as published by Bloomberg (or any successor service) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the London interbank rate for U.S. dollars. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as provided in the indenture governing the Notes. The Company has appointed Wilmington Trust, National Association as the calculation agent for purposes of determining three-month LIBOR for each floating rate interest period.

Interest payment dates	Until, but not including , 2022, we will pay interest on the Notes on and of each year, commencing , 2017.
From and including , 2022 to , 2027 but excluding the maturity date or the date of earlier redemption, we will pay interest on the Notes on , , and of each year, commencing , 2022.
Record dates	From , 2017 to but excluding , 2022, and , of each year.

From , 2022 through the maturity date or the date of earlier redemption, , , and of each year.
Day count convention

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding                        , 2022,             and            , thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.

No guarantee

The Notes are not guaranteed by any of the Company's subsidiaries, including HBC. As a result, the Notes will be structurally subordinated to the liabilities of the Company's subsidiaries as discussed below under "Description of the Notes—Ranking."

Subordination, ranking

The Notes offered by this prospectus supplement will be issued by Heritage under a subordinated indenture, dated as of                        , 2017, between Heritage and Wilmington Trust, National Association, as trustee (the "Trustee"), as amended and supplemented by a first supplemental indenture, dated as of                        , 2017, between Heritage and the Trustee. We refer to the subordinated indenture, as amended and supplemented by the first supplemental indenture, as the "Indenture." The Notes will be Heritage's unsecured, subordinated obligations and:

•

will rank junior in right of payment and upon our liquidation to any of our existing and all of our future senior indebtedness (as defined in the Indenture and as described under "Description of the Notes" in this prospectus supplement);

• will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;
• will rank equal in right of payment and upon our liquidation with all of Heritage's future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•

will rank senior in right of payment and upon our liquidation to any of Heritage's indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes;

• will be effectively subordinated to Heritage's future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•

will be structurally subordinated to the existing and future indebtedness of Heritage's subsidiaries, including without limitation HBC's depositors, liabilities to general and trade creditors and liabilities arising in the ordinary course of business or otherwise.

As of March 31, 2017, on a consolidated basis, our outstanding indebtedness and other liabilities totaled approximately $2.38 billion, which includes approximately $2.33 billion of deposit liabilities.

The Indenture will not limit the amount of additional indebtedness Heritage or its subsidiaries may incur.
Optional redemption

We may, at our option, beginning with the interest payment date of                        , 2022, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. For more information, see "Description of the Notes—Redemption" in this prospectus supplement.

Special redemption

We may also redeem the Notes at any time, including prior to                        , 2022, at our option, in whole but not in part, if: (a) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes; (b) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (c) we are required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see "Description of the Notes—Redemption" in this prospectus supplement.

Sinking fund	There is no sinking fund for the Notes.
Further issuances

The Notes will initially be limited to an aggregate principal amount of $            . We may from time to time, without notice to or consent of the holders of the Notes, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series.

Use of proceeds

We estimate that the net proceeds of this offering, after deducting underwriting discounts and estimated expenses, will be approximately $            million. We expect to use the net proceeds from the sale of the Notes for general corporate purposes, which may include advances to our subsidiary bank to finance its activities and strategic acquisitions.

Form and denomination	The Notes will be offered in book-entry form through the facilities of DTC in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing

The Notes will not be listed on any securities exchange or quoted on any automatic quotation system. Currently, there is no market for the Notes, and there can be no assurances that any public market for the Notes will develop.

Governing law	The Notes and the Indenture will be governed by the laws of the State of New York.
Trustee	Wilmington Trust, National Association
Risk factors

Investing in the Notes involves risks. Before making an investment decision, you should carefully consider the information under "Risk Factors" beginning on page S-15 of this prospectus supplement and Item 1.A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Ratios of Earnings to Fixed Charges

Please refer to the information contained under "Consolidated Ratio of Earnings to Fixed Charges" in this prospectus supplement for a representation of such ratios for each of the last five fiscal years.

SELECTED CONSOLIDATED FINANCIAL DATA

              The following table summarizes the consolidated financial results of the Company for the periods and at the dates indicated and should be read in conjunction with the Company's consolidated financial statements and the notes to the consolidated financial statements contained in reports that the Company has previously filed with the SEC. Historical financial information for the Company can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31,2017 and its Annual Report on Form 10-K for the year ended December 31, 2016. Please see the section entitled "Where You Can Find More Information" beginning on page S-1 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the three months ended March 31, 2017 and 2016 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and the management of the Company believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2017 and 2016 indicate results for any future period.

	AT OR FOR QUARTER ENDED MARCH 31,		AT OR FOR YEAR ENDED DECEMBER 31,
	2017	2016	2016	2015	2014	2013	2012
			(Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income	$24,697	$23,062	$94,431	$78,743	$59,256	$52,786	$52,565
Interest expense	871	758	3,211	2,422	2,153	2,600	4,187

Net interest income before provision for loan losses	23,826	22,304	91,220	76,321	57,103	50,186	48,378
Provision (credit) for loan losses	321	401	1,237	32	(338)	(816)	2,784

Net interest income after provision for loan losses	23,505	21,903	89,983	76,289	57,441	51,002	45,594
Noninterest income	2,295	2,614	11,625	8,985	7,746	7,214	8,865
Noninterest expense	15,328	14,685	57,639	58,673	44,222	40,470	39,061

Income before income taxes	10,472	9,832	43,969	26,601	20,965	17,746	15,398
Income tax expense	3,934	3,726	16,588	10,104	7,538	6,206	5,489

Net income	6,538	6,106	27,381	16,497	13,427	11,540	9,909
Dividends and discount accretion on preferred stock	—	(504)	(1,512)	(1,792)	(1,008)	(336)	(1,206)

Net income available to common shareholders	6,538	5,602	25,869	14,705	12,419	11,204	8,703
Less: undistributed earnings allocated to Series C Preferred Stock	—	(403)	(1,278)	(912)	(1,342)	(1,687)	(1,527)

Distributed and undistributed earnings allocated to common shareholders	$6,538	$5,199	$24,591	$13,793	$11,077	$9,517	$7,176

	AT OR FOR QUARTER ENDED MARCH 31,		AT OR FOR YEAR ENDED DECEMBER 31,
	2017	2016	2016	2015	2014	2013	2012
			(Dollars in thousands, except per share data)
PER COMMON SHARE DATA:
Basic net income(1)	$0.17	$0.16	$0.72	$0.48	$0.42	$0.36	$0.27
Diluted net income(2)	$0.17	$0.16	$0.72	$0.48	$0.42	$0.36	$0.27
Book value per common share(3)	$6.95	$7.22	$6.85	$7.03	$6.22	$5.84	$5.71
Tangible book value per common share(4)	$5.57	$5.54	$5.46	$5.35	$5.60	$5.78	$5.63
Pro forma book value per common share assuming Series C
Preferred Stock was converted into common stock(5)	$—	$—	$—	$6.51	$5.74	$5.43	$5.32
Pro forma tangible book value per share, assuming Series C
Preferred Stock was converted into common stock(6)	$—	$—	$—	$5.07	$5.23	$5.38	$5.25
Dividend payout ratio(7)	58.05%	55.58%	49.77%	65.09%	42.88%	16.60%	N/A
Weighted average number of shares outstanding — basic	37,957,999	32,125,716	33,933,806	28,567,213	26,390,615	26,338,161	26,303,245
Weighted average number of shares outstanding — diluted	38,494,107	32,377,493	34,219,121	28,786,078	26,526,282	26,386,452	26,329,336
Common shares outstanding at period end	37,995,085	32,170,920	37,941,007	32,113,479	26,503,505	26,350,938	26,322,147
Pro forma common shares outstanding at period end, assuming Series C Preferred Stock was converted into common stock(8)	—	—	—	37,714,479	32,104,505	31,951,938	31,923,147
BALANCE SHEET DATA:
Securities (available-for sale and held-to-maturity)	$682,973	$633,705	$630,599	$494,390	$301,697	$376,021	$419,384
Net loans	$1,494,152	$1,375,806	$1,483,518	$1,339,790	$1,070,264	$895,749	$793,286
Allowance for loan losses	$19,135	$19,458	$19,089	$18,926	$18,379	$19,164	$19,027
Goodwill and other intangible assets	$52,269	$53,790	$52,614	$54,182	$16,320	$1,527	$2,000
Total assets	$2,641,791	$2,327,333	$2,570,880	$2,361,579	$1,617,103	$1,491,632	$1,693,312
Total deposits	$2,330,087	$2,028,736	$2,262,140	$2,062,775	$1,388,386	$1,286,221	$1,479,368
Subordinated debt	$—	$—	$—	$—	$—	$—	$9,279
Short-term borrowings	$—	$—	$—	$3,000	$—	$—	$—
Total shareholders' equity	$263,904	$251,659	$259,850	$245,436	$184,358	$173,396	$169,741
SELECTED PERFORMANCE RATIOS:(9)
Return on average assets	1.03%	1.05%	1.13%	0.86%	0.88%	0.81%	0.73%
Return on average tangible assets	1.05%	1.07%	1.15%	0.88%	0.88%	0.81%	0.73%
Return on average equity	10.15%	9.87%	10.71%	8.04%	7.44%	6.77%	5.75%
Return on average tangible equity	12.69%	12.62%	13.55%	9.41%	7.60%	6.84%	5.83%
Net interest margin (fully tax equivalent)	4.06%	4.22%	4.12%	4.41%	4.10%	3.84%	3.88%
Efficiency ratio	58.68%	58.93%	56.04%	68.78%	68.19%	70.51%	68.24%
Average net loans (excludes loans held-for-sale) as a percentage of average deposits	64.77%	66.22%	66.25%	70.82%	74.54%	67.26%	67.98%
Average total shareholders' equity as a percentage of average total assets	10.11%	10.59%	10.54%	10.73%	11.85%	11.90%	12.72%

	AT OR FOR QUARTER ENDED MARCH 31,		AT OR FOR YEAR ENDED DECEMBER 31,
	2017	2016	2016	2015	2014	2013	2012
			(Dollars in thousands, except per share data)
SELECTED ASSET QUALITY DATA:(10)
Annualized net charge-offs (recoveries) to average loans	0.07%	(0.04)%	0.08%	(0.04)%	0.05%	(0.11)%	0.57%
Allowance for loan losses to total loans	1.26%	1.39%	1.27%	1.39%	1.69%	2.09%	2.34%
Nonperforming loans to total loans	0.36%	0.30%	0.20%	0.47%	0.54%	1.29%	2.24%
Nonperforming assets	$5,590	$4,570	$3,288	$6,742	$6,551	$12,393	$19,464
HERITAGE COMMERCE CORP CAPITAL RATIOS:
Total risk-based	12.5%	12.4%	12.5%	12.5%	13.9%	15.3%	16.2%
Tier 1 risk-based	11.4%	11.3%	11.5%	11.4%	12.6%	14.0%	15.0%
Common equity Tier 1 risk-based capital	11.4%	10.2%	11.5%	10.4%	N/A	N/A	N/A
Leverage	8.6%	8.8%	8.5%	8.6%	10.6%	11.2%	11.5%

Notes:

(1)
Represents distributed and undistributed earnings allocated to common shareholders, divided by the average number of shares of common stock outstanding for the respective period.

(2)
Represents distributed and undistributed earnings allocated to common shareholders, divided by the average number of shares of common stock and common stock equivalents outstanding for the respective period.

(3)
Represents shareholders' equity minus preferred stock divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012.

(4)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012.

(5)
Represents shareholders' equity minus preferred stock divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012, assuming 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock.

(6)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012, assuming 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock.

(7)
Percentage is calculated based on dividends paid on common stock and Series C Preferred Stock for the year ended December 31, 2016, 2015, 2014, 2013, and 2012 (on an as converted basis) divided by net income.

(8)
Assumes 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock at December 31, 2015, 2014, 2013, and 2012.

(9)
Average balances used in this are based on daily averages.

(10)
Average loans and total loans exclude loans held-for-sale.

RISK FACTORS

              Investing in the Notes involves a high degree of risk. You should carefully consider the following risk factors related to the Notes as well as the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus for discussions of these other filings. The risks and uncertainties discussed below and in the documents referred to above, are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

The Notes will be unsecured and subordinated to any future senior indebtedness.

              The Notes will be unsecured, subordinated obligations of Heritage. Accordingly, they will be junior in right of payment to any of our current and future senior indebtedness, and in certain events of insolvency, to other financial obligations as described in "Description of the Notes" in this prospectus supplement. Our senior indebtedness includes all indebtedness, except indebtedness that is expressly subordinated to or ranked pari passu with the Notes, subject to certain exceptions. The Notes will rank equally with all other unsecured subordinated indebtedness of Heritage issued in the future under the Indenture. As of March 31, 2017, on a consolidated basis, our outstanding indebtedness and other liabilities totaled approximately $2.38 billion, which includes approximately $2.33 billion of deposit liabilities. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of Heritage's subsidiaries, including HBC. As of March 31, 2017, on an as adjusted basis to give effect to the sale of the Notes offered hereby, we would have had, on a consolidated basis, approximately $             million of indebtedness.

              In addition, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture will not limit the amount of senior indebtedness and other financial obligations or secured obligations that Heritage or its subsidiaries may incur.

              As a result of the subordination provisions described above, holders of Notes may not be fully repaid in the event of our bankruptcy, receivership, insolvency, liquidation or similar proceeding.

The Notes will not be insured or guaranteed by the FDIC or any other governmental agency.

              The Notes will not be bank deposits and will not be insured or guaranteed by the FDIC or any other governmental agency. The Notes will be obligations of Heritage only.

The Notes will be structurally subordinated to the indebtedness and other liabilities of Heritage's subsidiaries, which means that creditors of Heritage's subsidiaries generally will be paid from those subsidiaries' assets before holders of the Notes would have any claims to those assets.

              The Notes will be obligations of Heritage only and will not be obligations of, or guaranteed by, any of its subsidiaries, including HBC. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of Heritage's subsidiaries, including HBC, which means that creditors of Heritage's subsidiaries (including, in the case of HBC, its depositors) generally will be paid from those subsidiaries' assets before holders of the Notes would have any claims to those assets. Even if Heritage becomes a creditor of any of its subsidiaries, Heritage's rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by it, and its rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of Heritage's subsidiaries is under any obligation to make payments to it, and any payments to it would depend on the earnings or financial condition of its subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit, and future laws, regulations or contracts may further limit, Heritage's subsidiaries' ability to pay dividends or make distributions, loans or advances to it. For these reasons, Heritage may not have access to any assets or cash flows of Heritage's subsidiaries to make interest and principal payments on the Notes.

The Indenture will not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

              Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the Indenture. We expect that we will from time to time incur additional indebtedness and other liabilities.

              A substantial level of indebtedness could have important consequences to holders of the Notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to our debt, including the Notes;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes;

  •
  increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage compared to our competitors that have relatively less indebtedness;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

  •
  limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

              In addition, we will not be restricted under the Indenture from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities.

              There will also be no financial covenants in the Indenture. Holders of Notes will not be protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

HBC could be restricted from paying dividends to Heritage, its sole shareholder. Payments on the Notes will depend on receipt of dividends and distributions from Heritage's subsidiaries.

              Heritage is a bank holding company and it conducts substantially all of its operations through subsidiaries, including HBC. The primary source of our income from which Heritage pays its obligations is from the receipt of dividends from HBC. The availability of dividends from HBC is limited by various statutes and regulations. For example, HBC may not pay Heritage dividends if, after paying those dividends, it would fail to meet the required minimum risk-based capital and leverage ratios under the capital adequacy requirements. Under the Federal Deposit Insurance Act, an insured depository institution such as HBC is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized." In addition, HBC may declare and pay dividends out of its net profits, unless there is an impairment of capital, but must receive the approval of the DBO if the total of all dividends declared by HBC in a calendar year would exceed the lesser of HBC's retained earnings or HBC's net profits for that year combined with its retained net profits for the preceding three years less prior dividends paid. HBC had retained earnings of $36.1 million as of March 31, 2017. In addition, the enhanced regulatory capital rules approved by bank regulators in July 2013, when fully-phased in on January 1, 2019, will require a capital conservation buffer of 2.5% above these minimum capital ratios. In January 2016, the capital conservation buffer started to phase in at 0.625% and will increase at annual increments of 0.625% until fully-phased in. Banking organizations with capital ratios above the minimum capital ratio but below the capital conservation buffer will face limitation on the payment of dividends, common stock repurchases and discretionary cash payments to executive officers. Accordingly, if HBC does not maintain capital in excess of the buffer, distributions to the Company may be prohibited or limited and we may not have funds to make principal and interest payments on the Notes. Further, contractual or other restrictions may also limit Heritage's subsidiaries' abilities to pay dividends or make distributions, loans or advances to Heritage. See "Item 1—Business—Regulation and Supervision" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. For these reasons, Heritage may not have access to any assets or cash flow of its subsidiaries to make principal or interest payments on the Notes.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

              Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on our future performance of HBC and our other subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from HBC and required capital levels with respect to HBC and certain of our nonbank subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Heritage's subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

              As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as "Tier 2 capital" under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a bank holding company, we are required to act as an ongoing source of financial and managerial strength to HBC and commit resources to its support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required from Heritage at times when it may not otherwise be in the interest of Heritage, its shareholders, or its creditors to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

              If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of HBC, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

              Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy, receivership, insolvency, liquidation, or similar proceeding involving us or HBC. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture. Pursuant to their supervisory and enforcement authority, our regulators can require HBC to not pay dividends to us, prevent our payment of interest or principal on the Notes, and prevent our payment of dividends on our capital stock, and such limits will not permit acceleration of the Notes. See "Description of the Notes—Events of Default; Acceleration of Payment; Limitation on Suits" in this prospectus supplement.

An active trading market for the Notes may not develop.

              The Notes constitute a new issue of securities for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers if you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

              Many factors affect the trading market for, and the trading value of, the Notes. These factors include:

  •
  the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes;

  •
  the time remaining to the maturity of the Notes;

  •
  the ranking of the Notes;

  •
  the redemption features of the Notes;

  •
  the outstanding amount of subordinated notes with terms identical to the Notes offered hereby;

  •
  the prevailing interest rates being paid by companies similar to us;

  •
  our financial condition, financial performance and future prospects;

  •
  the level, direction and volatility of market interest rates generally;

  •
  general economic conditions of the capital markets in the United States; and

  •
  geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally.

              The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, if we elect to redeem all or any portion of the Notes, you may be subject to reinvestment risk.

              On or after                        , 2022, Heritage may, at its option, redeem the Notes in whole or in part. In addition, it may also redeem the Notes prior to maturity, at its option, in whole but not in part, if:

  •
  a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes;

  •
  a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or

  •
  we are required to register as an investment company under the Investment Company Act of 1940, as amended;

              in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date. Any redemption of the Notes prior to the maturity date will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See "Description of the Notes—Redemption" in this prospectus supplement.

              Investors should not assume Heritage will redeem the Notes on or after the date on which they become redeemable at its option. Under Federal Reserve regulations, unless the Federal Reserve authorizes it in writing to do otherwise, Heritage may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless Heritage can demonstrate to the satisfaction of the Federal Reserve that, following redemption, it will continue to hold capital commensurate with our risk.

The amount of interest payable on the Notes will vary on and after                        , 2022.

              As the interest rate of the Notes will be calculated based on three-month LIBOR from                        , 2022 through the maturity date or the date of earlier redemption and LIBOR is a floating rate, the interest rate on the Notes will vary after                        , 2022. From, and including the date of issuance to, but excluding                         , 2022, the Notes will bear interest at an initial fixed rate of        % per annum. Thereafter, the Notes will bear interest at a floating rate equal to three-month LIBOR as calculated on each applicable date of determination, plus                basis points (        %). The per annum

interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if three-month LIBOR increases during that period.

              Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

Holders of the Notes will have no rights against the publishers of LIBOR.

              Holders of the Notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date on and after                        , 2022 will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

Our credit ratings may not reflect all risks of an investment in the Notes, and changes in our credit ratings may adversely affect your investment in the Notes.

              The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, real or anticipated changes in our credit ratings will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

USE OF PROCEEDS

              We estimate that the net proceeds of this offering will be approximately $             million, after deducting underwriting discounts and estimated expenses. We expect to use the net proceeds from the sale of the Notes for general corporate purposes, which may include advances to our subsidiary bank to finance its activities and strategic acquisitions.

              Our management will have broad discretion in the use of the net proceeds from the sale of the Notes. Pending the use of the net proceeds of this offering as described above, we may invest such proceeds in highly liquid, short-term securities or in deposit accounts at the HBC.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

              The following table sets forth certain information concerning our consolidated ratio of earnings to fixed charges for each period indicated. The information below is not adjusted for the Notes offered hereby.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratios of Earning to Fixed Charges:
Excluding interest on deposits	43.23x	40.24x	45.22x	27.13x	21.59x	16.61x	7.70x
Including interest on deposits	10.36x	10.86x	11.49x	8.78x	7.87x	6.06x	4.02x

For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of subordinated debt, borrowings, and the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

 CAPITALIZATION

              This information should be read together with the financial and other data in this prospectus supplement as well as the audited consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Quarterly Report on Form 10-Q for the year ended March 31, 2017, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2017
	(Dollars in thousands)
	Actual	As Adjusted
Liabilities
Total deposits	$ 2,330,087
Notes offered hereby	-
Accrued interest payable and other liabilities	47,800

Total liabilities	2,377,887
Shareholders Equity
Common stock, no par value; authorized 60,000,000 shares; issued 37,995,085 as of March 31, 2017	216,039
Retained earnings	55,270
Accumulated other comprehensive loss	(7,405)

Total shareholders' equity	263,904

Total liabilities and shareholders' equity	$ 2,641,791

Capital Ratios
Common equity tier 1 capital to risk-weighted assets	11.4%		%
Total capital to risk-weighted assets	12.5%		%
Tier 1 capital to risk-weighted assets	11.4%		%
Tier 1 capital to average assets	8.6%		%

(1)
Represents the aggregate principal amount of the Notes, reduced by the underwriting discount ($            ) and our estimated offering expenses ($            ).

(2)
The as adjusted calculations for the risk-based capital ratios for Heritage assume that the net proceeds from the sales of the Notes are invested in assets that carry a        % risk weighting as of March 31, 2017.

DESCRIPTION OF THE NOTES

              The Notes offered by this prospectus supplement will be issued by Heritage pursuant to a subordinated indenture, dated as of                    , 2017, between Heritage and Wilmington Trust, National Association, as Trustee, as amended and supplemented by a first supplemental indenture, dated as of                    , 2017, between Heritage and the Trustee, which we refer to, together as, the "Indenture". You may request a copy of the Indenture from us as described under "Where You Can Find More Information." We have summarized the material terms of the Indenture and the Notes below, but the summary does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Indenture and the Notes. The following description of the particular terms of the Indenture and the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of subordinated debt in the accompanying prospectus, to which description we refer you.

              You should read the Indenture and the Notes because they, and not this description, define your rights as holders of the Notes.

General

              The Notes issued in this offering will initially be limited to $            aggregate principal amount. Under the Indenture, the aggregate principal amount of Notes which may be sold and delivered in other offerings is unlimited.

              The Notes will mature on                    , 2027 (the "maturity date"). The maturity of the Notes may not be accelerated in the absence of certain events of default (as such term is defined in the Indenture). There is no right to accelerate the maturity of the Notes if we fail to pay interest or principal on the Notes or any Additional Amounts (as defined below) with respect thereto or default in the performance or breach any covenant or warranty under any Note or in the Indenture. See "—Events of Default; Acceleration of Payment; Limitation on Suits."

              The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of Heritage or HBC. There is no sinking fund for the Notes.

              As a bank holding company, our ability to make payments on the Notes will depend primarily on the receipt of dividends and other distributions from HBC. There are various regulatory restrictions on the ability of HBC to pay dividends or make other distributions to us. See "Risk Factors—HBC could be restricted from paying dividends to Heritage, its sole shareholder. Payments on the Notes will depend on receipt of dividends and distributions from Heritage's subsidiaries." and "Risk Factors—Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding." in this prospectus supplement and the information in Item 1. Business, under the heading "Regulation and Supervision," in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

              Neither the Indenture nor the Notes will contain any covenants or restrictions restricting the incurrence of debt, deposits or other liability by us or by our subsidiaries. The Indenture and the Notes will not contain financial covenants and will not restrict us from paying dividends or issuing or repurchasing other securities, and will not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

              When we use the term "business day," we mean any day except a Saturday, Sunday, a legal holiday or any other day on which banking institutions in the City of New York, New York or any place of payment are authorized or obligated by law, regulation or executive order to close.

              Delivery of reports, information and documents (including, without limitation, reports contemplated in this section) to the Trustee is for information purposes only, and the Trustee's receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with covenants under the Indenture, Notes and guarantees (if any), as to which the Trustee is entitled to rely exclusively on officers' certificates.

              The Notes will not be savings accounts, deposits or other obligations of HBC or any of our non-bank subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes will solely be obligations of Heritage and will neither be obligations of, nor guaranteed by, any of its subsidiaries.

              The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Interest

              The Notes will bear interest (a) at an initial fixed rate of        % per annum, payable semi-annually in arrears on and of each year (each, a "fixed rate interest payment date"), commencing on                    , 2017, from and including the date of issuance to but excluding                    , 2022, or earlier redemption, and (b) thereafter at a floating per annum rate equal to the then-current three-month LIBOR plus basis points (      %), payable quarterly in arrears on                ,                ,                 , and                of each year (each, a "floating rate interest payment date," and together with the fixed rate interest payment dates, the "interest payment dates"), commencing on                 , 2022. Notwithstanding the foregoing, if three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

              "Three-month LIBOR" means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such interest period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by Heritage for this purpose and whose names and contact information will be provided by Heritage to the Calculation Agent, to provide such bank's offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by Heritage and provided to the Calculation Agent (a "Representative Amount"). If at least two such quotations are so provided, three-month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by Heritage for this purpose and whose names and contact information will be provided by Heritage to the Calculation Agent, to provide such bank's rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, three-month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the interest period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the immediately preceding interest period or, in the case of the interest period

commencing on the first floating rate interest payment date,        %, resulting in a coupon rate of        %. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition is less than zero, three-month LIBOR for such interest period shall be deemed to be zero.

              "Calculation Agent" means Wilmington Trust, National Association, or any other successor appointed by us, acting as calculation agent.

              "Designated LIBOR Page" means the display on Bloomberg Page BBAM1 (or any successor or substitute page of such service, or any successor to such service selected by Heritage), for the purpose of displaying the London interbank rates for U.S. dollars.

              "London Banking Day" means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

              "Reset Rate Determination Date" means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first floating rate interest payment date.

              "Additional Amounts" means any additional amounts that are required by the Indenture or the Notes, under circumstances specified by the Indenture or the Notes, to be paid by Heritage in respect of certain taxes, duties, levies, imposts, assessments or other governmental charges imposed on holders of the Notes specified by the Indenture or the Notes and which are owing to such holders.

              The determination of three-month LIBOR for each applicable interest period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent's calculation of the amount of any interest payable after the first Reset Rate Determination Date will be maintained on file at the Calculation Agent's principal offices.

              Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months to, but excluding,                , 2022 and thereafter on the basis of a 360-day year and on the basis of the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

              Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period, which is from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to but excluding the applicable interest payment date or the stated maturity date or date of earlier redemption, if applicable. If an interest payment date or the maturity date for the Notes falls on a day that is not a business day, the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments. In the event that a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to but excluding such business day.

              Interest on each Note will be payable to the person in whose name such Note is registered for such interest at the close of business on the 15th day of the month immediately preceding the applicable interest payment date, whether or not such day is a business day. From                , 2017 to, but excluding,                 , 2022, interest accrued on each Note will be payable semi-annually in arrears on                and                of each year, commencing on                , 2017. From                , 2022 through the maturity date or the date of earlier redemption, interest accrued on each Note will be payable quarterly in arrears on                ,                 ,                 and                of each year, commencing on                , 2022 to, but excluding, the maturity date or the date of earlier redemption, as applicable. Any such interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on such relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Note is registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent or, at our option in the event the Notes are not represented by Global Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.

              No recourse will be available for the payment of principal of, or interest or any additional amounts on, any Note, for any claim based thereon, or otherwise in respect thereof, against any stockholder, employee, officer or director, as such, past, present or future, of Heritage or of any successor entity.

Ranking

              The Notes will rank equally with all other unsecured subordinated indebtedness Heritage may issue in the future under the Indenture.

              The Notes will rank junior to and will be subordinated to all of our senior indebtedness, whether now outstanding, or created, assumed or incurred in the future, including all indebtedness relating to money owed to general creditors. The Notes will be obligations of Heritage only and will not be guaranteed by any of its subsidiaries, including HBC. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of Heritage's subsidiaries, including HBC, which means that creditors of Heritage's subsidiaries (including, in the case of HBC, its depositors) generally will be paid from those subsidiaries' assets before holders of the Notes would have any claims to those assets. The Indenture and the Notes do not limit the amount of senior indebtedness, secured indebtedness, or other liabilities having priority over the Notes that we or our subsidiaries may incur. As of March 31, 2017, on a consolidated basis, our outstanding indebtedness and other liabilities totaled approximately $2.38 billion, which includes approximately $2.33 billion of deposit liabilities. As of March 31, 2017, we had no outstanding subordinated indebtedness. As of March 31, 2017, on an as adjusted basis to give effect to the sale of the Notes offered hereby, we would have had, on a consolidated basis, approximately $             million of indebtedness.

              "Senior indebtedness" means the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Heritage), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of Heritage:

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  any obligation (a) for money borrowed or purchased by Heritage; (b) for the payment of the purchase price of any business, property or assets evidenced by a bond, note, debenture or similar instrument or agreement (including purchase money obligations), whether by purchase, merger, consolidation or otherwise; or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of Heritage, or to secure the payment of revenue bonds issued for the benefit of Heritage whether contingent or otherwise;

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  any obligation of Heritage as lessee under any lease of property which is reflected on Heritage's balance sheet as a capitalized lease;

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  any obligation to general creditors, which shall not include trade creditors;

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  any obligation arising from direct credit substitutes;

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  any obligation associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts or any similar arrangements; and

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  all obligations of the type referred to in the first five bullet points above of other persons or entities for the payment of which Heritage is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States, in each case, whether now outstanding, or created, assumed, incurred or guaranteed in the future. With respect to the Notes, senior indebtedness excludes any indebtedness that:

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  expressly states that it is junior to, or ranks equally in right of payment with, the Notes; or

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  is identified as junior to, or equal in right of payment with, the Notes in any board resolution establishing such series of subordinated indebtedness or in any supplemental indenture.

              Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term "general creditors" as used in the definition of "senior indebtedness" in the Indenture will have the meaning as described in that rule or interpretation.

              Upon the liquidation, dissolution, winding up, reorganization or similar proceeding of Heritage, Heritage must pay to the holders of all senior indebtedness the full amounts of principal of, premium, interest and any Additional Amounts owing on, that senior indebtedness before any payment is made on the Notes. In addition, we may not make any payment in respect of the Notes in the event: (a)(i) of any default, during the continuation of such default, in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period with respect thereto or (ii) there is an event of default with respect to any senior indebtedness which permits the holders of such senior indebtedness (or a trustee or other authorized party on their behalf) to accelerate the maturity of such senior indebtedness; and (b) the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the Indenture. If, after we have made those payments on our senior indebtedness there are amounts available for payment on the Notes, then we may make any payment on the Notes. Because of the subordination provisions and the obligation to pay senior indebtedness described above, in the event of insolvency of Heritage, holders of the Notes may recover less ratably than holders of senior indebtedness and other creditors of Heritage. With respect to the assets of a subsidiary of Heritage, Heritage's creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of such subsidiary, including HBC, except to the extent that we may be a creditor with recognized claims against such subsidiary.

              Subject to the terms of the Indenture, if the Trustee or any holder of any of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the Notes before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of Heritage being subordinated to the payment of the Notes, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Events of Default; Acceleration of Payment; Limitation on Suits

              The Notes and Indenture provide for only limited events upon which the principal of the Notes, together with accrued and unpaid interest and premium, if any, shall be accelerated. These events are:

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  a court of competent jurisdiction shall enter a decree or order for the appointment of a receiver, trustee, assignee, liquidator or similar official in any bankruptcy, receivership, insolvency, liquidation, or similar proceeding relating to Heritage, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

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  Heritage shall consent to the appointment of a receiver, liquidator, trustee, assignee or other similar official in any bankruptcy, receivership, insolvency, liquidation or similar proceeding with respect to Heritage; or

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  in the event of an appointment of a receiver, trustee, assignee, liquidator or similar official for our principal banking subsidiary, HBC, and such appointment shall not have been rescinded for a period of 60 consecutive days from the date thereof.

              The Notes and Indenture provide for a limited number of other events of default, which do not permit acceleration of the payment of principal of, and interest on, the Notes, including:

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  default in the payment of any interest on, or any Additional Amounts in respect of, the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by Heritage with the Trustee or with a paying agent prior to the expiration of such period of 30 days);

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  default in the payment of the principal (or premium, if any) on the Notes with respect thereto when it becomes due and payable (whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise); or

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  default in the performance or breach of any covenant or warranty of Heritage in the Indenture, and the continuance of such default or breach (without such default or breach having been waived in accordance with the provisions of the Indenture) for a period of 90 days after there has been given, by registered or certified mail, to Heritage by the Trustee or to Heritage and the Trustee by the holders of not less than 25.0% in aggregate principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture.

              There is no right of acceleration in the case of a default in the payment of principal of or interest or Additional Amounts on the Notes or in our nonperformance or breach of any other covenant or warranty under the Notes or the Indenture. If we default in our obligation to pay any interest on, or Additional Amounts with respect to, the Notes when due and payable and such default continues for a period of 30 days, or if we default in our obligation to pay the principal amount of the Notes when it becomes due and payable (whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise), then the Trustee may, subject to certain limitations and conditions, demand Heritage pay to the Trustee, for the benefit of the holders of the Notes, the whole amount then due and payable on the Notes for principal and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and any overdue interest at the rate or rates prescribed therefor in the Notes and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

              No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

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  such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

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  the holders of not less than 25.0% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

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  such holder or holders have offered to the Trustee security and indemnity satisfactory to it against the costs, expenses, and liabilities to be incurred in complying with such request;

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  the Trustee for 60 days after its receipt of such notice, request, and offer of security and indemnity has failed to institute any such proceeding; and

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  no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding Notes.

              In any event, the Indenture provides that no one or more of such holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such holders of the Notes, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all such holders of Notes.

Redemption

              We may, at our option, beginning with the interest payment date of                        , 2022, and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued but unpaid interest to, but excluding, such date of redemption. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes at any time, including before                        , 2022, in whole, but not in part, from time to time, at a price equal to

100% of the principal amount of the Notes being redeemed plus accrued but unpaid interest to, but excluding, such date of redemption upon the occurrence of:

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  a "Tax Event," defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that, as a result of: (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein; or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change becomes effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, in each case, there is more than an insubstantial risk that the interest payable by us on the Notes is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes;

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  a "Tier 2 Capital Event," defined in the Indenture to mean Heritage's good faith determination (as evidenced by a resolution of the board of directors of Heritage to that effect) that, as a result of: (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for Heritage; or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, in each case, there is more than an insubstantial risk that Heritage will not be entitled to treat the Notes then outstanding as Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy requirements of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable, for so long as any Note is outstanding; or

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  Heritage becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

              Any redemption, call or repurchase of the Notes following one of these events would currently require prior approval of the Federal Reserve.

              In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) by first-class mail, or in the event the Notes are represented by Global Notes, electronically in accordance with DTC's procedures, to each holder of Notes not less than 15 nor more than 60 days prior to the redemption date.

              Any partial redemption will be made in accordance with DTC's applicable procedures among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders of the Notes.

Modification and Waiver

              The Indenture provides that we and the Trustee may amend or supplement the Indenture or the Notes with, or, in certain cases, without the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, that any amendment or supplement may not, without the consent of the holder of each outstanding Note affected thereby:

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  reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose holders is required to amend or supplement the Indenture or any supplemental indenture, waive compliance with certain provisions of the Indenture or certain defaults and the consequences thereof under the Indenture, or any change to such defaults which require such consent;

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  reduce the rate of or extend the time for payment of interest (including default interest) on any Note or any Additional Amounts owed thereon;

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  reduce the principal or change the stated maturity of any Note;

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  waive a default or event of default in the payment of the principal of, interest or any Additional Amounts, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration);

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  make any change to certain provisions of the Indenture relating to, among other things, holders' rights to receive payment of the principal of and interest on the Notes and to institute suit for the enforcement of any such payment and waivers of past defaults;

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  make the principal of or interest, if any, on any Note or any Additional Amount with respect thereto payable in any currency other than that stated in the Note; or

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  waive or change any redemption payment with respect to any Notes.

              In addition, the holders of at least a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal of or interest on any Note (provided that the holders of a majority in aggregate principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration) or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.

              In addition, we and the Trustee may modify and amend the Indenture without the consent of any holders of Notes for any of the following purposes:

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  to evidence the succession of another person to Heritage as obligor under the Indenture and the assumption by any such successor of the covenants and obligations of Heritage in the Indenture and in the Notes or evidence the addition or release of any guarantor in accordance with the Indenture or any supplemental indenture;

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  to add to the covenants of Heritage such further covenants, restrictions, conditions or provisions shall be for the protection of the holders of the Notes and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an event of default;

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  permitting the enforcement of all or any of the several remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

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  to surrender any right or power conferred upon Heritage;

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  to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in uncertificated or global form;

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  to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;

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  to cure any ambiguity, defect or inconsistency in the Indenture;

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  to add any additional events of default (and if such events of default are to be for less than all series of notes, stating that such are expressly being included solely for the benefit of such series) for the benefit of the holders of the Notes;

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  to modify, eliminate or add to the provisions of the Indenture, if the change or elimination (i) becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision or (ii) shall not apply to the any debt securities outstanding at the time of such change or elimination;

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  to establish the form of the Notes and to provide for the issuance of any other series of notes under the Indenture;

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  to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

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  to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding certain provisions thereof; or

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  to make any change that does not adversely affect the rights of any holder of notes of any series issued under the Indenture.

              The Trustee shall be entitled to receive an officer's certificate and opinion of counsel confirming that all conditions precedent are satisfied with respect to any supplemental indenture, that such supplemental indenture is authorized and permitted and that such supplemental indenture is the legal, valid and binding obligation of Heritage, enforceable against it in accordance with its terms.

Legal Defeasance and Covenant Defeasance

              We may choose to either discharge our obligations under the Indenture and the Notes in a legal defeasance or to release ourselves from certain of our covenant restrictions under the Indenture and the

Notes in a covenant defeasance (in each case, except for certain surviving rights of the Trustee and our obligations in connection therewith). We may do so after we irrevocably deposit with the Trustee for the benefit of the holders of the Notes, in trust, cash and/or U.S. government securities in an amount that, which through the payment of interest and principal in accordance with their terms, will provide, not later than one day before the due date of any payment of money, an amount in cash, which is sufficient to make all payments of principal of, interest, and premiums, if any, on the Notes on the dates such installments of interest or principal are due or any other sums due on the stated maturity or a redemption date of the Notes. If we choose the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen or mutilated Notes and the right to receive payments of the principal of (and premium, if any) and interest on such Notes when such payments are due.

              We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service (the "IRS") or a change in the applicable federal income tax law. We may not have a default or event of default under the Indenture or the Notes on the date of deposit or during the period ending 120 days after such deposit. The deposit may not result in a breach or violation of, or constitute a default under, the Indenture or any of our agreements to which we are a party or by which we are bound. The discharge may not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

              Any defeasance of the Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Satisfaction and Discharge

              We may discharge our obligations under the Indenture and the Notes (except for certain surviving rights of the Trustee and our obligations in connection therewith) if: (a) all outstanding Notes and all other outstanding notes issued under the Indenture (i) have been delivered for cancellation, or (ii) (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice and redemption by the Trustee or (4) are deemed paid and discharged in a legal defeasance described above (and in the case of clauses (1), (2) and (3), we have irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of (and premium, if any), and interest on all outstanding Notes and any other sums due on the stated maturity date or redemption date, as the case may be); (b) we have paid all other sums payable by us under the Indenture; and (c) we have delivered an officer's certificate and opinion of counsel confirming that all conditions precedent with respect to the satisfaction and discharge of the Indenture have been satisfied.

Consolidation, Merger and Sale of Assets

              The Indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease all or substantially all of its properties and assets to us, unless:

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  we are the surviving person or the successor person (if not us), is a corporation organized and validly existing under the laws of any United States domestic jurisdiction and expressly assumes, by a supplemental indenture, our obligations on the Notes and under the Indenture;

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  immediately after giving effect to such transaction, and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the effective date of such transaction, no default or event of default under the Indenture shall have occurred and be continuing; and

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  we have complied with our obligations to deliver certain documentation to the Trustee, including an officers' certificate and opinion of counsel each stating that such proposed transaction and any supplemental indenture comply with the Indenture.

Further Issues

              We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the date of offering, the offering price and the first interest payment date); provided that such further notes either shall be fungible with the original Notes for federal income tax purposes or shall be issued under a different CUSIP number. Such further notes will be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

              The Trustee may conclusively rely upon certificates, opinions or other documents furnished to it under the Indenture and shall have no responsibility to confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee shall have no responsibility for monitoring Heritage's compliance with any of its covenants under the Indenture.

Paying Agent

              We may appoint one or more financial institutions to act as our paying agents, at whose designated offices the Notes in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the Trustee, at its office at 1100 North Market Street, Wilmington, Delaware 19890, as the paying agent for the Notes. We must notify the Trustee of changes in the paying agents.

Governing Law

              The Indenture provides that the Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Tier 2 Capital

              The Notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

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  be unsecured;

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  have a minimum original maturity of at least five years;

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  be subordinated to HBC's and each of our non-bank subsidiaries' depositors and general creditors;

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  not contain provisions permitting the holders of the Notes to accelerate payment of principal or interest prior to maturity except in the event of bankruptcy, receivership, insolvency, liquidation or similar proceedings of Heritage or HBC;

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  be ineligible as collateral for a loan by us or HBC;

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  only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the Federal Reserve or other primary federal regulator to the extent such approval is then required under the rules of the Federal Reserve or such other regulator; and

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  unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed or repurchased prior to the maturity date unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Clearance and Settlement

              The Notes will be represented by one or more permanent global certificates, which we refer to individually as a Global Note and collectively as the Global Notes, deposited with, or on behalf of DTC and registered in the name of Cede & Co. (DTC's partnership nominee). The Notes will be available for purchase in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Notes while the Notes are held by a Depositary. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

              The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by Global Notes.

              DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

              Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

              To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

              Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

              Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

              DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

              As long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Global Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global Notes:

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  will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

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  will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

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  will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

              All redemption proceeds, distributions and dividend payments on the securities represented by the Global Notes and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

              Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in Global Notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in Global Notes may be subject to various policies and procedures adopted by DTC from time to time. None of Heritage, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC's or any direct or indirect participant's records relating to, or for payments made on account of, beneficial interests in Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any direct or indirect participant's records relating to these beneficial ownership interests.

              Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Heritage nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

              Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

              DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

              The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Trustee

              Wilmington Trust, National Association, will act as Trustee under the Indenture. The Trustee has all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of an event of default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the Notes, unless the holders have offered to the Trustee security or indemnity satisfactory to the Trustee. From time to time, we, and one or more of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business.

Notices

              Any notices required to be given to the holders of the Notes will be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

              The following is a summary of certain U.S. federal income tax considerations generally applicable to the ownership, sale or other disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the existing U.S. federal income tax regulations (the "U.S. Treasury Regulations") promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. federal income tax consequences with respect to Notes that were purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the

Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other entities treated as partnerships for U.S. federal income tax purposes and their partners, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations (including private foundations), U.S. Holders that have a functional currency other than the U.S. dollar, or persons who hold the Notes as part of a straddle, hedge, conversion or other integrated financial transaction for U.S. federal income tax purposes). In addition, this summary does not address U.S. federal alternative minimum, Medicare, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

              THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

              For purposes of the following summary, a "U.S. Holder" is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A "Non-U.S. Holder" is a beneficial owner of the Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes. If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Notes, you are urged to consult your tax advisor.

U.S. Federal Income Taxation of U.S. Holders

              Interest. Based on the interest rate characteristics of the Notes, we intend to treat the Notes as "variable rate debt instruments" ("VRDIs") for U.S. federal income tax purposes and this discussion assumes such characterization to be correct. To the extent that stated interest on a Note constitutes "qualified stated interest" ("QSI") under the U.S. Treasury Regulations applicable to VRDIs (the "VRDI Regulations"), such interest will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the holder's method of accounting for U.S. federal income tax purposes.

              In order to determine the amount of QSI and any original issue discount ("OID"), if any, in respect of the Notes, the VRDI Regulations require that a hypothetical equivalent fixed rate debt instrument be constructed that has terms that are identical to those of the Notes, except that fixed rate substitutes are used in lieu of the actual rates on the Notes. The amount of QSI and OID, if any, accounted for by a U.S. Holder are determined by applying the general OID rules to the equivalent fixed rate debt instrument. Any OID would be included in income as it accrues in accordance with the constant-yield method. For each accrual period, appropriate adjustments are made to the amount of QSI or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Notes during the accrual period.

              Based upon current market conditions and the manner in which the interest rates on the Notes are determined, the Company expects that all interest on the Notes should be treated as QSI and the Notes should not be treated as having been issued with more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations) of OID.

              Disposition of the Notes. Upon the redemption, sale, exchange or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, increased by any OID previously included in income the U.S. Holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations.

U.S. Federal Income Taxation of Non-U.S. Holders

              Interest. Subject to any withholding under FATCA (as defined and discussed below), all payments attributable to interest (including OID) to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through sufficient stock ownership; (iii) such interest is not effectively connected with such Non-U.S. Holder's conduct of a U.S. trade or business (or, in the case of an applicable tax treaty, is not attributable to the Non-U.S. Holder's U.S. "permanent establishment" or, in the case of an individual, "fixed base" maintained by the Non-U.S. Holder in the U.S.); and (iv) such Non-U.S. Holder certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a U.S. person and provides its name, address and certain other required information, or certain other certification requirements are satisfied.

              If a Non-U.S. Holder cannot satisfy the requirements described above, payments attributable to interest will be subject to U.S. federal withholding tax at a 30% gross rate, unless such Non-U.S. Holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the U.S..

              If a Non-U.S. Holder is engaged in a trade or business in the U.S., and if interest on the Notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a "fixed base" maintained in the U.S.), the Non-U.S. Holder will generally be subject to U.S. federal income tax on a net income basis on such interest in the same manner as if the Non-U.S. Holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, if such a Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such holder may also be subject to a branch profits tax at a 30% gross rate (or such lower rate provided by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

              Disposition of the Notes. Subject to any withholding under FATCA (as defined and discussed below), and except with respect to accrued but unpaid interest, which will be taxable as described above under "—Payment of Interest," a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a Note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S. (in which case such gain will be taxed as discussed below) or (ii) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met (in which case such Non-U.S. Holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S.-source capital losses except as otherwise provided in an applicable income tax treaty).

              If a Non-U.S. Holder is engaged in a trade or business in the United States, and if gain recognized on the sale, exchange, retirement, redemption or other taxable disposition of the Notes, is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to a permanent establishment), the Non-U.S. Holder will generally be subject to U.S. federal income tax on a net income basis on such gain in the same manner as if the Non-U.S. Holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, if such a Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

              Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the "Foreign Account Tax Compliance Act" or "FATCA") generally impose withholding at a rate of 30% in certain circumstances on (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition (including a redemption or retirement) of, the Notes held by or through certain financial institutions (including investment funds), unless such institution (x) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (y) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will then exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and applicable foreign country may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required. Similarly, (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition (including a redemption or retirement) of, the Notes held by or through an entity that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (x) certifies that such entity does not have any "substantial U.S. owners" or (y) provides certain information regarding the entity's "substantial U.S. owners," which we will in turn provide to the United States Department of the

Treasury. We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on an investment in the Notes.

Information Reporting and Backup Withholding

              Information returns will be filed with the IRS in connection with payments on the Notes made to, and the proceeds of dispositions of Notes effected by, certain non-exempt U.S. Holders. In addition, certain U.S. holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. persons in order to avoid the application of such information reporting requirements and backup withholding.

              Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the holder's U.S. federal income tax liability or may entitled the holder to a refund, provided that the required information is timely furnished to the IRS.

BENEFIT PLAN/ERISA CONSIDERATIONS

              The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code, impose certain requirements on: (a) employee benefit plans subject to Part 4 of Subtitle B of Title I of ERISA; (b) individual retirement accounts ("IRAs"), Keogh plans or other plans and arrangements subject to Section 4975 of the Code; (c) entities (including certain insurance company general accounts) whose underlying assets include "plan assets" (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the "plan asset regulations")) by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans"); and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, not for profit, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to ERISA or Section 4975 of the Code but may be subject to other laws that are substantially similar to ERISA and Section 4975 of the Code (each, a "Similar Law").

              The following summarizes certain aspects of ERISA, the Code and Similar Laws that may affect a decision by Plans or Non-ERISA Arrangements to invest in the Notes. The following discussion is general in nature and not intended to be a complete discussion of the applicable laws pertaining to a Plan's or Non-ERISA Arrangement's decision to invest and is not intended to be legal advice. In addition, the following discussion is based on the applicable law and regulations in effect as of the date of this prospectus supplement, and nothing herein shall be construed as an obligation to update this summary as a result of any changes in the applicable law or regulations. Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes. References herein to the purchase, holding or disposition of Notes also refer to the purchase, holding or disposition of any beneficial interest in the Notes.

              A Plan fiduciary should consider whether an investment in the Notes satisfies the requirements set forth in Part 4 of Subtitle B of Title I of ERISA, including, as applicable, the requirements that (a) the investment satisfy the prudence and diversification standards of ERISA, (b) the investment be solely in the interests of the participants and beneficiaries of the Plan, (c) the investment be permissible under the terms of the Plan's investment policies and governing instruments and (d) the investment be for the exclusive purpose of providing benefits to the participants and beneficiaries of the Plan and defraying the reasonable expenses of administering the Plan. In determining whether an investment in the Notes is prudent for ERISA purposes, a Plan fiduciary should consider all relevant facts and circumstances, including, without limitation, the limitations imposed on transferability, whether the investment provides sufficient liquidity in light of the foreseeable needs of the Plan, the tax consequences of the investment and whether the investment is reasonably designed, as part of the Plan's portfolio, to further the Plan's purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. A fiduciary of a Non-ERISA Arrangement should consider whether an investment in the Notes satisfies its obligations under Similar Laws.

              Pursuant to the plan asset regulations, if a Plan holds an equity interest in an entity, the Plan's assets are deemed to include the underlying assets of the entity, unless an exception applies under the plan asset regulations (i.e., the assets of the entity are plan assets). For these purposes an equity interest is any interest other than an interest that is indebtedness under applicable local law, and which has no substantial equity features. We believe that the Notes will be treated as indebtedness without substantial equity features for purposes of the plan asset regulations (although we make no assurances to that effect). This assessment is based in part upon the traditional debt features of the Notes (although by no means free from doubt). Accordingly, we believe that our assets should not be treated as plan assets under the plan asset regulations as a result of investment in the Notes by Plans.

              In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under applicable law or an exemption is issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.

              Without regard to whether the Notes may be treated as debt for ERISA purposes, we, the underwriters and our and the underwriter's current and future affiliates may be parties in interest with respect to many Plans and the purchase, holding or disposition of the Notes by, or on behalf of, or with the assets of, such Plans could be considered to give rise to a non-exempt direct or indirect prohibited transaction under ERISA, Section 4975 of the Code or Similar Law. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or Similar Law. For example, the Notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan, which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under applicable law or an applicable exemption.

              In this regard, each prospective purchaser that is, or is acting on behalf of or with the assets of, a Plan, and proposes to purchase Notes, should consider whether exemptive relief is available, including under one or more the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23); (B) the insurance company general account exemption (PTCE 95-60); (C) the bank collective investment fund exemption (PTCE 91-38); (D) the insurance company pooled separate account exemption (PTCE 90-1); and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of Notes, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurances, however, that any of these or any other statutory or class exemptions will be available with respect to transactions involving the Notes or with respect to any particular Plan.

              Each purchaser or holder of a Note, and each fiduciary who causes any entity to purchase or hold a Note, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such Notes, that either: (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Notes shall not constitute or result in (A) the purchase, holding or disposition of an impermissible or imprudent investment, (B) a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law; or (C) a breach of fiduciary or other duty or applicable law.

              Each purchaser or holder of a Note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Note does not violate ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investments by, or that an investment in the Notes is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING

              We have entered into an underwriting agreement dated            , 2017 with Sandler O'Neill & Partners, L.P., as representative of the underwriters named therein, with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the underwriters named below have agreed, severally and not jointly, to purchase that portion of the aggregate principal amount of Notes in this offering listed next to their respective names in the table below:

Underwriters	Amount of Securities
Sandler O'Neill & Partners, L.P.	$
Keefe, Bruyette & Woods, Inc.

Total	$

              Notes sold by the underwriters to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to        % of the principal amount of the Notes. If all the Notes are not sold at the public offering price, the underwriters may change such offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

              We expect that delivery of the Notes will be made to investors on or about            , 2017, which will be the third business day following the date of this prospectus supplement.

              The following table shows the per Note and total underwriting discounts we will pay the underwriters:

Per Note		%
Total	$

              We estimate that our total expenses of the offering, excluding underwriting discounts, will be approximately $            . We have also agreed to reimburse the underwriters for certain of their fees and expenses.

No Sales of Similar Securities

              We have agreed, for a period from the date of the underwriting agreement through and including the closing date of the offering, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any debt securities that are issued or guaranteed by us and have a tenor of more than one year, without the prior written consent of the underwriters, other than the Notes.

No Public Trading Market

              There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, neither underwriter is obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the credit ratings for the Notes, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

              In connection with this offering of the Notes, each underwriter may engage in overallotment and stabilizing transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Stabilizing transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If an underwriter engages in stabilizing transactions, it may discontinue them at any time.

              Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that either underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

              Each of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, each of the underwriters and its affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any underwriter or any of its affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. Such underwriter and its affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. Each of the underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

              The validity of the Notes offered by this prospectus supplement will be passed upon for us by the law firm of Buchalter, Los Angeles, California. Holland & Knight LLP, Washington, D.C., will pass upon certain legal matters for the underwriters.

EXPERTS

              The consolidated financial statements of the Company as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2016, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$100,000,000

Debt Securities
Common Stock
Preferred Stock
Depository Shares
Warrants
Purchase Contracts
Units

        Heritage Commerce Corp (the "Company") may offer and sell from time to time up to $100 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of common stock; shares of preferred stock; depositary shares; warrants to purchase other securities; purchase contracts; and units consisting of any combination of the above securities. This prospectus provides you with a general description of the securities listed above. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "HTBK."

        This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement and any applicable pricing supplement for those securities.

        You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled "Risk Factors," on page 5 of this prospectus, in any prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

        These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2016

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

        We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

  •
  this prospectus, which provides general information, some of which may not apply to your securities;

  •
  a prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities and which may not include information relating to the prices of the securities being offered; and

  •
  if necessary, a pricing supplement, which describes the pricing terms of your securities.

        If the terms of your securities vary among the pricing supplement, the prospectus supplement and the prospectus, you should rely on the information in the following order of priority:

  •
  the pricing supplement, if any;

  •
  the prospectus supplement; and

  •
  this prospectus.

        We include cross-references in this prospectus and the prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the prospectus supplement provide the pages on which these captions are located.

        Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, or units consisting of a combination of any of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $100 million. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of the offer. The prospectus supplement and any pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement together with the additional information described under the heading "Where You Can Find More Information."

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the "Company," "we," "us," "our" or similar references mean Heritage Commerce Corp, and its subsidiaries, and references to "Heritage Bank of Commerce" means the Company's banking subsidiary and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K (including portions of our Proxy Statement for our Annual Meeting of Shareholders filed on April 20, 2016, to the extent specifically incorporated by reference in such Form 10-K)	Year ended December 31, 2015
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2016
Quarter ended June 30, 2016
Current Reports on Form 8-K (in each case other than those portions furnished under Items 2.02 or 7.01 of Form 8-K)	February 1, 2016, March 7, 2016, March 30, 2016, April 6, 2016, May 3, 2016, May 9, 2016, May 27, 2016, August 1, 2016, September 13, 2016
The description of our common stock set forth in the registration statement on Form 8-A12G and any amendment or report filed with the SEC for the purpose of updating this description	March 5, 1998

        In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K unless specifically incorporated herein), as well as proxy statements.

        The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

        You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Heritage Commerce Corp
Corporate Secretary
150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900

        In addition, we maintain a corporate website, http://www.heritagecommercecorp.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

        We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any applicable supplement and the documents incorporated by reference into this prospectus may constitute certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Exchange Act. In addition, the Company and its management may make other written or oral communications from time to time that contain certain forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe", "expect", "intend", "anticipate", "estimate", "project", "assume," "plan," "predict," "forecast" or similar expressions or variations. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision.

        Forward-looking statements are subject to various risks and uncertainties, which change over time. Forward-looking statements are based on management's expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management's expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the California, national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to the Company.

        Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. The Company undertakes no obligation to revise the forward-looking statements contained in this prospectus or documents incorporated by reference to reflect events after the time this prospectus is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

        Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our SEC filings under the heading "Incorporation of Certain Documents By Reference," all of which are accessible on the SEC's website at http://www.sec.gov.

RISK FACTORS

        Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, the prospectus supplement or any applicable pricing supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

THE COMPANY

        The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of June 30, 2016, we had consolidated total assets of approximately $2.38 billion, total loans of approximately $1.46 billion, total deposits of approximately $2.07 billion and shareholders' equity of approximately $257.5 million. We had had 268 full-time equivalent employees as of June 30, 2016.

        The Company provides a wide range of banking services through Heritage Bank of Commerce, its wholly-owned subsidiary. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994.

        Heritage Bank of Commerce is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. It operates through 11 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay Area of California in the counties of Santa Clara, Alameda, Contra Costa and San Benito. Its market includes the headquarters of a number of technology based companies in the region commonly known as "Silicon Valley."

        Heritage Bank of Commerce lending activities are diversified and include commercial, real estate, construction and land development, consumer and Small Business Administration guaranteed loans. It generally lends in markets where it has a physical presence through its branch offices. Heritage Bank of Commerce attracts deposits throughout its market area with a customer-oriented product mix, competitive pricing and convenient locations. It offers a wide range of deposit products for business banking and retail markets. Heritage Bank of Commerce offers a multitude of other products and services to complement its lending and deposit services.

        On August 20, 2015, we completed the acquisition of Focus Business Bank ("Focus Bank"), which was merged into Heritage Bank of Commerce, for an aggregate transaction value of $66.6 million. We acquired from Focus Bank (based on fair value) total assets of approximately $438.8 million, loans (including loans held-for-sale) of $174.8 million, deposits of $405.1 million, Federal funds sold and deposits in other financial institutions of approximately $168.4 million, investment securities of approximately $62.6 million, and one branch in San Jose, California. We issued approximately 5,456,713 shares of our common stock to Focus Bank shareholders, at an exchange ratio of 1.8235 shares of Heritage Commerce Corp common stock per Focus Bank share for a total value of $58.3 million. In addition, the Company paid cash to the Focus Bank holders of in-the-money stock options totaling $8.3 million.

        On November 1, 2014, Heritage Bank of Commerce acquired CSNK Working Capital Finance Corp, d/b/a "Bay View Funding" for approximately $22.5 million. Bay View Funding is a subsidiary of Heritage Bank of Commerce and provides business-essential working capital factoring financing to various industries throughout the United States.

        The Company's principal executive office is located at 150 Almaden Boulevard, San Jose, California 95113, and our telephone number is (408) 947-6900.

        Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 3 of this prospectus.

 REGULATION AND SUPERVISION

        As a bank holding company controlling Heritage Bank of Commerce, Heritage Commerce Corp is subject to the Bank Holding Company Act of 1956, as amended ("BHCA"), and the rules and regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the BHCA applicable to bank holding companies. We are required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve and the SEC.

        Heritage Bank of Commerce is a California state-chartered bank. The lending, investment, and other business operations of the bank are governed by California and federal law and regulations and the bank is prohibited from engaging in any operations not specifically authorized by such laws and regulations. Heritage Bank of Commerce is subject to extensive regulation by the California Department of Business Oversight ("DBO"), the Federal Reserve and to a lesser extent by the Federal Deposit Insurance Corporation ("FDIC"), as its deposit insurer. The deposit accounts of Heritage Bank of Commerce are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

        These regulatory authorities have extensive enforcement authority over the institutions that they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound banking practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions. Any change in laws and regulations, whether by the DBO, the FDIC, the Federal Reserve or through legislation, could have a material adverse impact on us, our operations and our shareholders.

        Because Heritage Commerce Corp is a holding company, its rights and the rights of its creditors and the holders of the securities we are offering under this prospectus to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Heritage Commerce Corp may ourselves be a creditor with recognized claims against the subsidiary.

        In addition, dividends, loans and advances from Heritage Bank of Commerce to Heritage Commerce Corp are restricted by California and federal law.

        For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to the Company, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2015, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund that insures deposits of the Company, rather than for the protection of security holders.

USE OF PROCEEDS

        The Company intends to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. The Company's general corporate purposes will likely include support for organic growth, and may also include, among other things, financing possible acquisitions of branches or other financial institutions, diversification into other banking-related businesses, extending credit to, or funding investments in, our subsidiaries, repaying, reducing or refinancing indebtedness, or repurchasing our outstanding common stock.

        The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries' funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of the securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies to support our growth, to fund our subsidiaries, or otherwise.

DESCRIPTION OF THE SECURITIES

        This prospectus contains a summary of the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts and units that may be offered under this prospectus. The following summaries are not meant to be a complete description of each security. However, this prospectus, the prospectus supplement and the pricing supplement, if applicable, contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

Description of Debt Securities

        We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the "senior indenture," between us and a senior indenture trustee to be named in the applicable prospectus supplement. Subordinated debt securities will be issued under a separate indenture, referred to as the "subordinated indenture," between us and a subordinated indenture trustee to be named in the applicable prospectus supplement. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the "indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is included as an exhibit to the registration statement of which this prospectus is a part.

        The following briefly describes the general terms and provisions of the debt securities which may be offered and the indentures governing them. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

        The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

        Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior debt, as described under "Description of Debt Securities—Subordination" and in the applicable prospectus supplement.

        We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our board of directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

  •
  the form and title of the debt securities;

  •
  whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

  •
  the principal amount of the debt securities;

  •
  the denominations in which the debt securities will be issued;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

  •
  the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities will be payable;

  •
  the rate or rates which the debt securities will bear interest and the interest payment dates for the debt securities;

  •
  any mandatory or optional redemption provisions;

  •
  the terms, if any, upon which the debt securities are convertible into other securities of ours and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any deletion from, changes of or additions to the covenants or the Events of Default (as defined on page 11);

  •
  any changes to the terms and condition upon which the debt securities can be defeased or discharged;

  •
  any restriction or other provision with respect to the transfer or exchange of the debt securities;

  •
  the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

  •
  any other terms of the debt securities.

        We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served.

        Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. "Original issue discount security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof.

Ranking of Debt Securities; Holding Company Structure

  Senior Debt Securities

        Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

  Subordinated Debt Securities

        Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our senior debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to those subordinated debt securities. We will also state in that prospectus supplement limitations, if any, on the issuance of additional senior debt.

  Holding Company Structure

        The debt securities will be our exclusive obligations. We are a holding company and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flows and our ability to service our debt, including the debt securities, are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends our subsidiaries can pay, and also restrict certain subsidiaries from making investments in or loans to us.

        Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors and, if applicable, its depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. If a receiver or conservator were appointed for the Heritage Bank of Commerce, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors. Claims for customer deposits would have a priority over any claims that we may ourselves have as a creditor of the Heritage Bank of Commerce. Unless otherwise specified in the applicable prospectus supplement, the indentures will not limit the amount of indebtedness or other liabilities that we and our subsidiaries may incur.

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

        Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Federal Reserve for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital.

        Among other things, the subordinated debt must:

  •
  be unsecured;

  •
  have a minimum original maturity of at least five years;

  •
  be subordinated to depositors and general creditors;

  •
  not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution;

  •
  not contain provisions permitting the issuer of the debt to redeem the security prior to the maturity date without prior approval of the Federal Reserve; and

  •
  not contain provisions that would adversely affect liquidity or unduly restrict management's flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Events of Default

        Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

  •
  default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

  •
  default in the payment of any interest or additional amounts on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

  •
  default in the deposit of any sinking fund payment on the debt securities when due;

  •
  default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

  •
  specified events in bankruptcy or insolvency; and

  •
  any other event of default provided with respect to the debt securities of any series.

        Unless otherwise indicated in the applicable prospectus supplement, if an event of default occurs and is continuing for any series of senior debt securities, unless the principal amount of all senior debt securities of that particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be immediately due and payable.

        Unless otherwise indicated in the applicable prospectus supplement, no event of default described in the first, second, third, fourth or sixth bullet points above will permit acceleration of the payment of the principal of the subordinated debt securities. Unless otherwise indicated in the applicable prospectus supplement, if an event of default described under the fifth bullet point above shall have occurred and be continuing, unless the principal amount of all the subordinated debt securities of a particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the subordinated debt securities of that series may declare all amounts or any lesser amount provided for in the subordinated debt securities of that series to be immediately due and payable.

        At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

        The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

  •
  in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

  •
  in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

        The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

        A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

  •
  that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

  •
  the holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

  •
  the indenture trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the request; and

  •
  the indenture trustee fails to institute the proceeding within 60 days.

        However, the holder of any debt security has the right to receive payment of the principal of (and premium, if any) and interest on, and any additional amounts in respect of, such debt security on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

Consolidation, Merger or Asset Sale

        Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

        However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which require that:

  •
  the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

  •
  the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

        The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures.

Modification of Indentures

        Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent.

        In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

  •
  curing ambiguities or correcting defects or inconsistencies;

  •
  evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

  •
  providing for a successor trustee;

  •
  qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the "Trust Indenture Act"; and

  •
  complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded.

Discharging Our Obligations

        We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

        We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Information Concerning the Indenture Trustee

        Under provisions of the indentures and the Trust Indenture Act, if a trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign in the manner provided by the indentures. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The trustee may be removed with respect to a series of debt securities by the Company in accordance with the terms of the Indenture, or by the holders of a majority in aggregate principal amount of such series at any time.

        Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise.

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. However, no annual report is required to be submitted if no event described in Section 313(a) of the Trust Indenture Act has occurred within the 12 months preceding the reporting date.

        Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action.

No Personal Liability of Officers, Directors, Employees or Shareholders

        Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities by way of his or her status. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Global Securities; Book Entry Only System

        Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange.

        Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a "depositary", and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See "Global Securities," for the procedures for transfer of interests in securities held in global form.

Subordination

        The subordinated debt securities will be subordinated in right of payment to all "senior debt," as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

        In addition, we may make no payment on the subordinated debt securities in the event:

  •
  there is an event of default with respect to any senior debt which permits the holders of that senior debt to accelerate the maturity of the senior debt; and

  •
  the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

        The subordinated notes will be subordinated in right of payment to the prior payment in full of all "senior debt". This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the subordinated debt will be entitled to receive any amounts under the subordinated debts. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation, dissolution, winding up or reorganization. These subordination provisions mean that if we are insolvent, a direct holder of a specific amount of our senior debt may ultimately receive more of our assets than a direct holder of the same amount of subordinated debt, and our creditor that is owed a specific amount may ultimately receive more of our assets than a direct holder of the same amount of subordinated debts.

        In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets, any creditors in respect of senior debt (as defined below) will be entitled to receive payment in full of all amounts due or to become due on or in respect of such senior debt, before any amount is made available for payment or distribution to the holders of the subordinated debt.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt, we will be in default on our obligations under the subordinated debt if we do not make the payment when due. This means that the trustee and the holders of subordinated debt can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

        Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, "senior debt" is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Heritage Commerce Corp whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of Heritage Commerce Corp for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

            (i)  any debt (a) for money borrowed by Heritage Commerce Corp, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of Heritage Commerce Corp, or to secure the payment of revenue bonds issued for the benefit of Heritage Commerce Corp whether contingent or otherwise;

           (ii)  any debt of others described in the preceding clause (i) which Heritage Commerce Corp has guaranteed or for which it is otherwise liable;

          (iii)  the obligation of Heritage Commerce Corp as lessee under any lease of property which is reflected on Heritage Commerce Corp's balance sheet as a capitalized lease; and

          (iv)  any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii).

        "Senior debt" does not include (1) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of Heritage Commerce Corp to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any indebtedness to a subsidiary of Heritage Commerce Corp and (4) the subordinated debt securities.

        The subordinated indenture does not limit or prohibit the incurrence of additional senior debt, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

        The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Description of Common Stock

        We are authorized to issue 60,000,000 shares of common stock, no par value. On September 12, 2016, the Company's shares of Series C Preferred Stock were exchanged for 5,601,000 shares of the Company's common stock. As a result of the exchange as of September 12, 2016, the Company has 37,908,022 shares of common stock issued and outstanding.

        Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

        The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor.

Voting Rights

        The holders of our common stock are generally entitled to one vote per share. Holders of our common stock are entitled to cumulate their votes in the election of directors.

Liquidation

        In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and the holders of any preferred stock, all of our assets available for distribution.

No Preemptive or Redemption Rights

        Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Provisions in Our Articles of incorporation, Our Bylaws and Federal and State Law Affecting Our Shareholders

        Our articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result,

shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult. Such provisions include a requirement that shareholder approval for any action proposed by the Company must be obtained at a shareholders meeting and may not be obtained by written consent. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

        Our bylaws provide that shareholders seeking to make nominations of candidates for election as directors, or to bring other business before an annual meeting of the shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder's notice must be delivered to the corporate secretary at our principal executive offices not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Our bylaws also specify certain requirements as to the form and content of a shareholder's notice. These provisions may restrict the ability of our shareholders to bring business before our annual meeting of shareholders or to make nominations for directors at our annual meeting or any special meeting of shareholders.

        The foregoing is qualified in its entirety by reference to our articles of incorporation and bylaws, both of which are on file with the SEC.

        Section 1203 of the Corporations Code of California includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing in control or management of the Company. If an "interested person" makes an offer to purchase the shares of some or all of our shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an "interested person" if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If after receiving an offer from such an "interested person" we receive a subsequent offer from a neutral third party, then we must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the "interested person" offer.

        Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the DBO has approved such acquisition of control. A person would be deemed to have acquired control of the Company if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding common stock would be presumed to control the Company.

        The BHCA generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, could constitute acquisition of control of the bank holding company.

        The foregoing provisions of California and federal law could make it more difficult for a third party to acquire a majority of our outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of our company or other changes in our management.

Transfer Agent

        The transfer agent for our common stock is Wells Fargo Bank, N.A. Shareholder Services.

Description of Preferred Stock

        We are authorized to issue 10,000,000 shares of preferred stock, no par value. As of June 30, 2016, we had issued and outstanding 21,004 shares of Series C Convertible Perpetual Preferred Stock, which we refer to as "Series C Preferred Stock". On September 12, 2016, all of the shares of Series C Preferred Stock were exchanged for 5,601,000 shares of the Company's common Stock, no par value.

        The following summary contains a description of the general terms of the additional preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our articles of incorporation or the certificate of designation pursuant to applicable California law with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General

        Our articles of incorporation permits our board of directors to authorize the issuance of up to 10,000,000 shares of preferred stock, no par value, in one or more series, without shareholder action. The board of directors can fix the number of shares to be included in each such series, and the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Therefore, without shareholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control.

        The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

  •
  the designation and stated value per share of the preferred stock and the number of shares offered;

  •
  the amount of liquidation preference per share;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

  •
  any redemption or sinking fund provisions;

  •
  any conversion provisions; and

  •
  any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

        The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

        We may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, which we call depositary shares. See "Description of Depositary Shares," on page 21.

Rank

        Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

  •
  senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

  •
  equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

  •
  junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

        Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

        Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

        No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

        Our ability to pay dividends on our preferred stock is limited by the California and federal law.

Rights Upon Liquidation

        If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

        Because we are a bank holding company, our rights, the rights of our creditors and of our shareholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

        We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

        In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

        On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

        Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

        Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our articles of incorporation.

Exchangeability

        The terms on which shares of preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

        Unless otherwise indicated in a prospectus supplement, each series of preferred stock may be deposited with, or on behalf of, DTC or any successor depositary and represented by one or more global securities registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global securities will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See "Global Securities" for the procedures for transfer of interests in securities held in global form.

Description of Depositary Shares

General

        We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

        The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

        Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

        Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

        After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Depositary Shares

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $250,000,000.

Notices

        The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

        Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Description of Warrants

        We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

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  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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  any applicable anti-dilution provisions;

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  any applicable redemption or call provisions;

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  the circumstances under which the warrant exercise price may be adjusted;

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  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

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  any applicable material United States federal income tax consequences;

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  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

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  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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  the designation and terms of the debt securities, preferred stock, depositary shares or common stock purchasable upon exercise of the warrants;

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  the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

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  if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

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  if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

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  the principal amount of debt securities, the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  the anti-dilution provisions of the warrants, if any;

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  any redemption or call provisions;

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  whether the warrants are to be sold separately or with other securities as parts of units; and

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  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Purchase Contracts

        We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

        The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

  •
  whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

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  whether the purchase contracts are to be prepaid or not;

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  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

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  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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  United States federal income tax considerations relevant to the purchase contracts; and

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  whether the purchase contracts will be issued in fully registered global form.

        The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

Description of Units

        We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement may describe:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

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  the terms of the unit agreement governing the units;

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  United States federal income tax considerations relevant to the units; and

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  whether the units will be issued in fully registered or global form.

        The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

GLOBAL SECURITIES

        Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or "global securities," registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and the securities will be registered in the name of Cede & Co. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person's interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC's participants and subsidiaries of DTCC as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

        Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our certificate of incorporation or the applicable indenture, warrant agreement or other applicable security. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

        Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

        Because DTC can act only on behalf of participants, who in turn act only on behalf of participants or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

        DTC will take any action permitted to be taken by a registered holder of any securities under our certificate of incorporation or the relevant indenture, warrant agreement, or other applicable security only at the direction of one or more participants to whose accounts with DTC such securities are credited.

        Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

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  DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

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  we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, warrant agreement, or other security that the global security will be exchangeable for definitive securities in registered form; or

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  there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

        Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

        Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles of incorporation or the relevant indenture, warrant agreement or other security.

        Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

        Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, any trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of the security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

        We may sell our securities in any of three ways (or in any combination thereof):

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  through underwriters or dealers;

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  directly to purchasers; or

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  through agents.

        Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such stock, including:

  •
  the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them;

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  the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

  •
  any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL OPINIONS

        The validity of the securities offered hereby will be passed upon for us by Buchalter Nemer, a Professional Corporation, Los Angeles, California.

EXPERTS

        The consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of Heritage Commerce Corp's internal control over financial reporting as of December 31, 2015, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

        % Fixed-to-Floating Rate Subordinated Notes due 2027

PROSPECTUS SUPPLEMENT

Lead Book Running Manager SANDLER O'NEILL + PARTNERS, L.P.	Passive Book Running Manager KEEFE, BRUYETTE & WOODS A STIFEL COMPANY

                            , 2017